NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

November 18, 2020	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director Corporate Development

MATTHEWS INTERNATIONAL INCREASES QUARTERLY DIVIDEND

PITTSBURGH, PA, NOVEMBER 18, 2020- Matthews International Corporation (NASDAQ GSM: MATW) announced that its Board of Directors declared, at its regularly scheduled meeting today, a dividend of $0.215 per share on the Company’s common stock, representing an increase to the Company’s quarterly dividend rate.

Joseph C. Bartolacci, President and Chief Executive Officer, stated: “We remain focused on cash generation in this difficult environment. This modest increase reflects the Company’s ongoing emphasis on cash management and the continued confidence of the Board in our strong operating cash flow. This represents our 27th consecutive annual dividend increase since becoming a publicly-traded company.”

The dividend is payable December 14, 2020 to stockholders of record November 30, 2020.

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, such as coronavirus disease 2019 ("COVID-19") or other disruptions to our industries, customers, or supply chains, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

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